Filed pursuant to Rule 433
Registration Statement No. 333-124095
Dated February 7, 2006

Foreign Exchange Strategies
18 Month USD Denominated BRLNZD Currency Linked Note
Final Indicative Terms a	7-Feb-06

Summary

*97.5% Principal Protected, 18 month USD Denominated Note linked to the BRL/NZD exchange rate
*Principal Increases as the NZD declines versus the BRL over the next 18 months

Terms

Issuer:	Eksportfinans ASA (AAA/AA+)
Type:	US MTN
Trade Date:	7th February 2006
Settlement Date:	21st February 2006
Maturity Date:	21st August 2007
Notional Amount:	USD 50,000,000
Minimum Piece / Increment:	USD $10,000 and USD $1,000 thereafter
Issue Price:	100.00%

Principal Redemption	97.5% + 200% * (initial spot * 1.05 - final spot)/initial spot subject to a minimum
at Maturity:	of 97.5% and max of 117.5%

Final Spot:	The spot BRL/NZD exchange rate (as defined as the number of Brazilian Real per New Zealand dollar) determined by the calculation agent 10 business days prior to maturity at 10.00am NY Time.

Initial Spot:	BRL/NZD Rate: 1.4850

Principal Protection:	97.5% Principal Protected (if held until maturity)
This note is 97.5% principal protected only if held until maturity. If you sell prior to maturity, you are not guaranteed return of 97.5% of your principal.

Documentation:	According to the Issuer's MTN Programme
Dealer:	Goldman Sachs & Co.
Business Days:	London and New York
Business Day Convention:	Modified Following (Unadjusted)
Listing:	None
Calculation Agent:	Goldman, Sachs & Co.

Hypothetical Returns at Maturity Using an Indicative Initial Spot Rate:

	Spot Rate at Redemption	Principal Redemption at Maturity

	1.3365	117.500%
	1.3736	117.500%

Upside Cap	1.4108	117.500%

	1.4479	112.500%
Initial Spot Rate	1.4850	107.500%
	1.5221	102.500%

Break-even	1.5407	100.000%

	1.5593	97.500%
	1.6335	97.500%

Note: This Security is 97.50% Principal Protected (if held until maturity)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.